OPTICAL
COMMUNICATI
ON PRODUCTS,
INC.
November 3,
         2000



US
Small
Compa
ny

       160950

Mutual
Fund

        38900

11.00/0.77
SBC
Warb
urg
Inc

IPO  $11.00
Total shares offered =
     ########
Total proceeds from IPO
     ########
Total shares purchased =
       91,500
Total price paid by all portfolios
= $1,006,500